SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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NET PERCEPTIONS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Net Perceptions, Inc. 7700 France Avenue South Edina, MN 55435

March 17, 2004

YOUR VOTE IS IMPORTANT

Dear Stockholder:

As you may be aware, the special meeting of stockholders of Net Perceptions, Inc. scheduled to be held last week to consider and vote upon the plan of liquidation proposed by your board of directors had to be adjourned, as there were not enough shares present at the meeting to constitute a quorum.

The adjourned special meeting will be reconvened at 10:00 a.m., Central Standard Time, on Tuesday, March 23, 2004, at the Company’s headquarters, 7700 France Avenue South, Edina, Minnesota.

It is important that your shares be represented at the meeting. Every vote counts. Because approval of the plan of liquidation requires the affirmative vote of a majority of the outstanding shares, stockholders who do not vote are effectively voting against the plan of liquidation.

Please vote by returning the enclosed voting instruction card today. Because time is short, we urge you to vote by telephone at 1-800-454-8683 or by internet at www.proxyvote.com.

If you have any questions on how to vote your shares, please contact our proxy specialists — Georgeson Shareholder, toll-free at (800) 223-2064. They will be pleased to help you.

In the interest of resolving the Company’s future in the near term, your board of directors recommends that all stockholders vote in favor of the plan of liquidation.

Thank you for your support.

Sincerely,

/s/Thomas M. Donnelly
Thomas M. Donnelly President